Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 28th day of August, 2007, by and between Virginia Financial Group, Inc., a Virginia corporation (the “Company”), and O. R. Barham, Jr. (the “Executive”).

WHEREAS, pursuant to an Agreement and Plan of Reorganization, dated as of July 26, 2007 (the “Merger Agreement”), the Company and FNB Corporation, a Virginia corporation (“FNB”), have agreed to form a new company through the merger of FNB with and into the Company (the “Merger”);

WHEREAS, the Executive has been a key executive of the Company;

WHEREAS, the Company and FNB consider the availability of the Executive’s services to be important to the management and conduct of the Company’s business after the Merger and desire to secure the continued availability of the Executive’s services;

WHEREAS, the Merger Agreement provides that the Company as the surviving corporation of the Merger will enter into this Employment Agreement to provide for the employment of the Executive by the Company following the Merger; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

Part I: General Employment Terms

1. Employment and Duties. Conditional upon consummation of the Merger and the Executive’s being in the employment of the Company until the Effective Date of the Merger (the “Effective Date”), and effective at the Effective Date, the Executive shall be employed by the Company (the “Employer”) as its President and Chief Executive Officer (the “Position”) on the terms and subject to the conditions of this Agreement. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities of the Position. The Executive agrees to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature relating to the Position as may be assigned to the Executive by the Board of Directors of the Company or its designee. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or service which would generate goodwill for the Company and its subsidiaries, provided that the Executive must notify the Board of Directors of the Company periodically of such positions or offices which he holds.

2. Term. The term of this Agreement is effective as of the Effective Date, and will continue through December 31, 2010, unless terminated or extended as hereinafter provided. This Agreement shall be extended for successive one-year periods following the original term unless either party notifies the other in writing at least ninety (90) days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its current term. The term of this Agreement, including any renewal term, is referred to as the “Term.”

3. Compensation.

(a) Base Salary. The Company shall pay or cause the Employer to pay the Executive an annual base salary not less than $390,000. The base salary shall be paid to the Executive in accordance with established payroll practices of the Company (but no less frequently than monthly). In connection with the annual performance review of the Executive, the Company will review the base salary amount (with the goal of completing such annual review by November 30 of each year or as soon thereafter as is practical) to consider whether any increase should be made to the base salary for such year. The base salary during the initial term will not be less than that in effect at the beginning of the original term or, during a renewal term, will not be less than that in effect at the beginning of the renewal term

(b) Annual Bonus. During the Term, the Executive will be eligible to participate in an annual incentive plan that will establish measurable criteria and incentive compensation levels payable to the Executive for performance in relation to defined threshold benchmarks established by the Compensation Committee or the Board of Directors of the Company, as the case may be, after consultation with management to establish the targeted performance levels on an annual basis consistent with the Company’s business plan and objectives. Achievement of the targeted performance levels will result in an annual cash bonus payment equal to at least 35% of the Executive’s then current annual base salary. To the extent the Company exceeds the targeted performance levels, the incentive plan will provide a means by which the annual bonus will be increased. Similarly, the incentive plan will provide a means by which the annual bonus will be decreased if the targeted performance levels are not achieved, provided certain minimum threshold benchmarks have been satisfied. Any bonus payments due hereunder shall be payable to the Executive no later than 2- 1/2 months after the end of the year.

(c) Stock Compensation. The Executive shall be eligible to participate to the extent and in the manner provided and to receive stock options, restricted stock, stock appreciation rights and/or other awards under the Company’s 2001 Incentive Stock Plan or any successor or replacement plan on such basis as the Compensation Committee or the Board of Directors of the Company, as the case may be, may determine; provided that the Executive shall be entitled to receive during the Term an annual stock award with a value equal to at least 30% of his then current base salary. The valuation of the stock award will be determined using a reasonable valuation methodology as determined by the Compensation Committee or the Board of Directors of the Company from time to time.

(d) Deferred Compensation Contribution. During the Term, the Company will make an annual contribution for the Executive’s benefit to the Executive Deferred Compensation Plan, or any successor plan designated by the Compensation Committee of the Board of Directors of the Company, in an amount equal to at least 15% of the Executive’s then current annual base salary.

4. Benefits.

(a) Benefit Programs. The Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or its subsidiaries provide to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, vacation and sick leave, and a retirement plan; provided, however, a reasonable transition period following any change in control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Company or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this Section 4(a). The Company will allow the Executive to make salary deferral contributions to the Executive Deferred Compensation Plan as the terms of such plan otherwise permit.

(b) Vacation. The Executive shall be entitled to five (5) weeks vacation annually without loss of pay, to be accrued and used in accordance with the normal Company policy.

(c) Country Club. The Company will pay (or reimburse the Executive for) or cause the Employer to pay (or reimburse the Executive for) the Executive’s country club initiation fee and dues incurred during the Term on such basis as may be determined by the Board of Directors of the Company or its designee from time to time. Notwithstanding the foregoing, the amount of benefits provided pursuant to this Section 4(c) in any one calendar year may not affect the amount of benefits to be provided hereunder for any other calendar year. To the extent the Company or the Employer reimburses the Executive for any such fees or dues, such reimbursement will be made as soon as administratively practicable after the expenses are incurred, but in no event later than the last day of the year following the year in which the Executive incurs the reimbursable expense.

(d) Automobile. The Company shall provide or cause the Employer to provide the Executive with an appropriate automobile or a monthly automobile allowance as determined by the Board of Directors of the Company or its designee (such allowance to be paid in accordance with established payroll practices of the Company but no less frequently than monthly).

5. Reimbursement of Expenses. The Company shall reimburse or cause the Employer to reimburse the Executive promptly, upon incurring such expenses, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and the Executive’s spouse in attending trade and professional association conventions, meetings and other related functions. However, the Company reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior approval by the Board of Directors of the Company or its designee of the expenses. In no event will such reimbursements be made later than the last day of the year following the year in which the Executive incurs the reimbursable expense.

6. Termination of Employment.

(a) Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. In the event of termination due to the death of the Executive, the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, the Executive’s estate, as applicable, shall receive, in addition to all other benefits accruing upon death, an amount equal to three (3) months of the Executive’s base salary in effect at his death. Such amount will be payable over the three (3) month period beginning the month following the month in which the Executive’s death occurred in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such payments are to be made. If the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s assigned duties. “Incapacity” shall mean the failure of the Executive to perform the Executive’s assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days. The Executive shall not be entitled to any additional benefits under this Agreement as a result of a termination due to Incapacity.

(b) Termination by Company With or Without Cause. The Company may terminate the Executive’s employment during the term of this Agreement, with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful misconduct in connection with the performance of the Executive’s duties which the Company believes does or may result in material harm to the Company or any of its subsidiaries;

(ii) the Executive’s misappropriation or embezzlement of funds or property of the Company or any of its subsidiaries;

(iii) the Executive’s fraud or dishonesty with respect to the Company or any of its subsidiaries;

(iv) the Executive’s failure to perform any of the duties and responsibilities required by the Position (other than by reason of Incapacity) or the Executive’s willful failure to follow reasonable instructions or policies of the Employer or the Company, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Employer or the Company) to remedy such failure;

(v) the Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or any other crime with respect to which imprisonment is a possible punishment; or

(vi) the Executive’s breach of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Employer or the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Employer or the Company) to remedy such breach or violation;

(vii) the Executive’s breach of fiduciary duties owed to the Company or any of its subsidiaries; or

(viii) the Executive’s willful engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any of its subsidiaries, monetarily or otherwise.

(c) Termination by Executive for Good Reason. The Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the continued assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change of Control (as hereinafter defined), Section 10(a);

(ii) any action taken by the Employer or the Company which results in a substantial reduction in the status of the Executive, including a significant diminution in the Executive’s position, authority, duties or responsibilities;

(iii) the relocation of the Executive to any other primary place of employment which might require the Executive to move the Executive’s residence which, for this purpose, includes any reassignment to a place of employment located more than fifty (50) miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; provided, however, this subsection (iii) shall not apply in connection with the relocation of the Executive if the Company decides to relocate its headquarters; or

(iv) any failure by the Company, or any successor entity following a Change of Control, to comply with the provisions of Sections 3 and 4 or Section 10(b) hereof or to honor any other term or provision of this Agreement.

Notwithstanding the above, “Good Reason” shall not include the removal of the Executive as an officer of any subsidiary of the Company (including the Employer if the Employer is not the Company) in order that the Executive might concentrate the Executive’s efforts on the Company, any resignation by the Executive where Cause for the Executive’s termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Employer or the Company and which is remedied by the Employer or the Company within a reasonable time after receipt of notice thereof given by the Executive.

7. Obligations of the Company Upon Termination.

(a) Without Cause; Good Reason. If, during the Term, either the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason, the Executive shall be entitled to the following:

(i) payment in a lump sum as soon as administratively feasible after the Executive’s termination of employment of an amount equal to the sum of the Executive’s annual base salary through the date of termination to the extent not theretofore paid and the balance of the Executive’s annual base salary for a period of eighteen (18) months from the date of termination of employment;

(ii) continuation for eighteen (18) months after the date of termination of employment of any health care (medical, dental and vision) plan coverage other than that under a flexible spending account provided to the Executive and the Executive’s spouse and dependents at the date of termination with the Company paying the normal Company paid contribution therefor, on a monthly or more frequent basis, for similarly situated active employees and with such coverage being available on the same basis as available to similarly active employees during such continuation period, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining such coverage for the Executive or the Executive’s spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefor for eighteen (18) months after the date of termination of employment with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided; and

(iii) stock option and similar agreements with the Executive evidencing the grant of a stock option or other award under the Company’s Stock Incentive Plan, or any successor plan, will provide that the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the date of termination of employment without Cause or for Good Reason. In the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, but in no event longer than the end of the regular term thereof (determined without regard to the Executive’s cessation of employment) to exercise the stock options.

(b) Non-Competition. Notwithstanding the foregoing, all such payments and benefits under Section 7(a) otherwise continuing for periods after the Executive’s termination of employment shall cease to be paid, and the Company and the Employer shall have no further obligation due with respect thereto, in the event the Executive engages in “Competition” or makes any “Unauthorized Disclosure of Confidential Information.” In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged and except as limited by Section 7(d), the

Executive agrees that the Executive will not engage in Competition for a period of eighteen (18) months after the Executive’s employment with the Employer ceases for any reason other than the expiration or nonrenewal of this Agreement at the end of the original or any renewal term. For purposes hereof:

(i) “Competition” means the Executive’s engaging without the written consent of the Board of Directors of the Company or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within ten (10) miles of headquarters or any branch office of the Company or any of its subsidiaries (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

(A) engaging in or entering into the business of any banking, lending or any other business activity in which the Company or any subsidiary thereof is actively engaged at the time the Executive’s employment ceases, or

(B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any subsidiary thereof for the purpose of competing with the products or services provided by the Company or any subsidiary thereof, or

(C) employing or soliciting for employment any employees of the Company or any subsidiary thereof for the purpose of competing with the Company or any subsidiary thereof;

provided, however, that activity which cannot reasonably be construed to have the potential to compete with or to further competition with the Company or any of its subsidiaries shall not be prohibited by this Agreement.

(ii) “Unauthorized Disclosure of Confidential Information” means the use or disclosure of information in violation of Section 8 of this Agreement.

(iii) For purposes of this Agreement, “customers” or “clients” of the Company or any subsidiary thereof means individuals or entities to whom the Company or any subsidiary thereof has provided banking, lending, or other similar financial services at any time from the Effective Date through the date the Executive’s employment with the Company ceases.

(c) Death or Incapacity. If the Executive’s employment is terminated by reason of death or incapacity in accordance with Section 6(a) hereof, this Agreement shall terminate without further obligation to the Executive or the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, the Executive’s estate, as applicable, other than to pay to such person any unpaid annual base salary through the date of termination as soon as administratively feasible after the date of termination, except as otherwise specified in Section 6(a).

(d) Cause; Other Than for Good Reason. If the Executive’s employment shall be terminated for Cause or for other than Good Reason, this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive any unpaid annual base salary through the date of termination as soon as administratively feasible after the date of termination. The Executive will still be required to comply with the non-solicitation, non-contact, non-hire and confidentiality covenants set forth in Section 7(b).

(e) Remedies. The Executive acknowledges that the restrictions set forth in Section 7(b) of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company. The Executive further acknowledges that if the Executive breaches or threatens to breach any provision of Section 7(b), the Company’s remedies at law will be inadequate, and the Company will be irreparably harmed. Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the Executive violates the provisions of Section 7(b), the Executive shall pay all costs and fees, including attorneys’ fees, incurred by the Company in enforcing the provisions of that Section. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 7(b) of this Agreement, the Company shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

8. Confidentiality. As an employee of the Company, the Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Company and/or its subsidiaries, and the Executive acknowledges a fiduciary duty owed to the Company and its subsidiaries not to disclose impermissibly any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry. The Executive agrees never to use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Executive from performing any duty or obligation that shall arise as a matter of law. Specifically, the Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe the Executive’s right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency’s authority. In the event the Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, the Executive shall promptly provide the Company with notice of the same and either receive approval from the Company to make the disclosure or cooperate with the Company in the Company’s effort, at its sole expense, to avoid disclosure.

Part II: Change of Control

9. Employment After a Change of Control. If a Change of Control of the Company occurs during the Term, and the Executive is employed by the Company on the date the Change of Control occurs (the “Change of Control Date”), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change of Control Date and ending on the third anniversary of such date (the “Change of Control Employment Period”). If a Change of Control occurs on account of a series of transactions, the Change of Control Date is the date of the last of such transactions. Notwithstanding any other term or provision of this Agreement, in the event of a Change of Control of the Company, Sections 9 through 15 in this Part II shall become effective and govern the terms and conditions of the Executive’s employment during the Change of Control Employment Period and supersede any inconsistent provisions of Part I. For purposes hereof, the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

10. Terms of Employment.

(a) Position and Duties. During the Change of Control Employment Period, (i) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date, and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change of Control Date or any office that is the headquarters of the Company or the Employer and is less than thirty-five (35) miles from such location; it being understood and agreed that this subsection (ii) shall supercede the provisions of Section 6(c)(iii) dealing with the relocation of the Executive following a Change of Control.

(b) Compensation and Benefits. During the Change of Control Employment Period, the Executive shall be entitled to the following based on the applicable compensation, plan or program paid or payable, or provided, to the Executive by the Company and its affiliated companies for the twelve (12) month period immediately preceding the Change of Control Date (the “Pre-Change in Control Period”):

(i) an annual base salary at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the Pre-Change in Control Period, that is reviewed at least annually, that is increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies, that subsequently will not be reduced after any such increase (the term “Annual Base Salary” as used in this Agreement refers to the Annual Base Salary as so increased);

(ii) an annual incentive opportunity generally applicable to other peer executives of the Company and its affiliated companies, but in no event providing the Executive with a less favorable opportunity to earn a target annual bonus than that under the annual incentive plan as in effect at any time during Pre-Change in Control Period (including an annual bonus opportunity of equal to at least that percentage, if any, of the Executive’s then current annual base salary as provided in Section 3(b));

(iii) other incentive (including stock incentive) opportunities or awards generally applicable to other peer executives of the Company and its affiliated companies, but in no event providing the Executive with a less favorable such incentive opportunity or award (including an annual stock opportunity or award with a value equal to at least that percentage, if any, of the Executive’s then current base salary as provided in Section 3(c)); and

(iv) participation in savings and retirement, insurance plans, policies and programs, coverage under welfare benefit plans, policies and programs, fringe benefits and vacation that either (A) is applicable generally to other peer executives of the Company and its affiliated companies or (B) provides substantially the same savings opportunities and retirement benefit opportunities, coverage under welfare benefit plans, policies and programs, fringe benefits and vacation in the aggregate as those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the Pre-Change in Control Period.

(c) Possible Reduction in Payment and Benefits. Following any Change of Control, to the extent that any amount of pay or benefits provided to the Executive under this Agreement would cause the Executive to be subject to an excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to the Executive under other Company plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. The order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation or accelerated vesting on a pro rata basis, and lastly medical, dental and vision coverage.

(d) Acceleration of Vesting of Stock Awards. Except as may be otherwise agreed to by the Executive, all stock option and similar agreements with the Executive evidencing the grant of a stock option or other award under the Company’s 2001 Stock Incentive Plan or any successor or replacement plan will provide that (i) the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the Change of Control Date, and (ii) in the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, but in no event longer that the end of the regular term thereof (determined without regard to the Executive’s cessation of employment) to exercise the stock options.

11. Termination of Employment Following Change of Control.

(a) Death or Incapacity. The Executive’s employment will terminate automatically upon the Executive’s death or Incapacity (as defined in Section 6(a)) during the Change of Control Employment Period.

(b) Cause. The Company may terminate the Executive’s employment during the Change of Control Employment Period for Cause (as defined in Section 6(b)).

(c) Good Reason. The Executive’s employment may be terminated during the Change of Control Employment Period by the Executive for Good Reason (as defined in Section 6(c).

(d) Other Termination. The Board of Directors of the Company may request in writing that the Executive relinquish the Executive’s position and terminate the Executive’s employment in order to facilitate or ensure that an acquisition occurs that does not meet the definition in Section 15 of a “Change of Control.” In this event, the Executive’s employment will be deemed terminated without Cause, and the Executive will be entitled to the benefits under Section 12.

(e) Notice of Termination. Any termination during the Change of Control Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Incapacity, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given), and (iii) if the Executive’s employment is terminated for Incapacity, thirty (30) days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of duties during such thirty (30) day period.

12. Compensation Upon Termination.

(a) Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits if, during the Change of Control Employment Period, the Company terminates the Executive’s employment without Cause or the Executive terminates employment with the Company or any affiliated company for Good Reason:

(i) Accrued Obligations. The Accrued Obligations are the sum of: (A) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (C) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (D) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum payment of cash or stock, as applicable, as soon as administratively feasible after the Date of Termination; provided, however, that if payment of any such Accrued Obligation at such time would result in a prohibited acceleration under Section 409A of the Code, such Accrued Obligation shall be paid at the time the Accrued Obligation would have been paid under the applicable plan, policy, program or arrangement relating to such Accrued Obligation had the Executive remained employed with the Company or the Employer.

(ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus the average Annual Bonus paid or payable for the two most recently completed years (both of which shall include any amount contributed therefrom by the Executive to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals). The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment as soon as administratively feasible following the Date of Termination;

(iii) Health Care Continuance Benefit. For thirty-six (36) months after the Date of Termination, coverage under any health care (medical, dental and vision) plan or plans (“Health Care Plans”) other than a flexible spending account provided to the Executive and the Executive’s spouse and dependents at the date of termination shall continue with the Company paying the normal Company paid contribution therefor for similarly situated active employees and with such coverage being available on the same basis as available to similarly active employees during such continuation period (the “Health Care Continuance Benefit”), provided that the Executive’s continued participation is possible under the general terms and provisions of such plans. The following rules shall also apply:

(A) If the Company cannot maintain such coverage for the Executive or the Executive’s spouse or dependents under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall either provide substantially identical benefits directly or through an insurance arrangement or shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefor for thirty-six (36 months after the Date of Termination with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

(B) The Health Care Continuance Benefit as to any Health Care Plan will cease if and when the Executive has obtained health care coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and the Executive’s spouse and dependents with respect to the specific type of benefit.

(C) The Executive and the Executive’s spouse and dependents will become eligible for COBRA continuation coverage as of the date the Health Care Continuance Benefit ceases for all health and dental benefits.

(b) Death. If the Executive dies during the Change of Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations at the time set forth in Section 12(a)(i); (ii) three (3) months of the Executive’s Base Salary (which shall be paid to the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, the Executive’s estate, as applicable, over the three (3) month period beginning with the month following the month in which the Executive’s death occurred in accordance with the established payroll practices of the Company (not less frequently than monthly); (iii) the timely payment or provision of the Health Care Continuance Benefit to the Executive’s spouse and dependents (not less frequently than monthly) for thirty-six (36) months following the date of death; and (iv) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c) Incapacity. If the Executive’s employment is terminated because of the Executive’s Incapacity during the Change of Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations at the time set forth in Section 12 (a)(i); (ii) three (3) months of the Executive’s Base Salary (which shall be paid to the Executive in a lump sum cash payment as soon as administratively feasible after the Date of Termination); (iii) the timely payment or provision of the Health Care Continuance Benefit (not less frequently than monthly) for thirty-six (36) months following the Date of Termination; and (iv) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d) Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Change of Control Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Change of Control Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid at the time set forth in Section 12(a)(i)) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

13. Fees and Expenses; Mitigation; Noncompetition.

(a) The Company will pay or reimburse the Executive for all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive’s claim is substantially upheld by a court of competent jurisdiction. Any reimbursements to be paid by the Company to the Executive under this Section 13 must be paid as soon as administratively feasible after the termination of any such litigation or other proceeding, or the settlement thereof, under terms on which the Executive’s claim is substantially upheld.

(b) The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Health Care Continuance Benefit, the amount of any payment provided for in Section 12 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(c) The Executive will not be required to comply with the noncompetition covenant in Section 7(b) if the Executive’s employment is terminated during the Change of Control Employment Period without Cause or he terminates during the Change in Control Employment Period for Good Reason. Otherwise, the noncompetition covenant in Section 7(b) shall apply.

14. Continuance of Health Care Continuation Benefits Upon Death. If the Executive dies while receiving a Health Care Continuance Benefit, the Executive’s spouse and dependents will continue to be covered under all applicable Health Care Plans during the remainder of the thirty-six (36) month coverage period as described above. The Executive’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such thirty-six (36) month period.

15. Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall mean:

(a) the acquisition after the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(i) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(ii) any acquisition by the Company;

(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(b) where individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board of Directors; or

(c) the Company consummates after the Effective Date:

(i) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this section, or

(ii) the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, neither consummation, nor shareholder approval of, the Merger by FNB’s or the Company’s shareholders shall constitute a Change in Control.

Part III: Miscellaneous

16. Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its subsidiaries (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors of the Company or its designee may specify.

17. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

18. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

20. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

21. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

22. Binding Effect. This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the Board of Directors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Executive dies before receiving all payments due under this Agreement, unless expressly otherwise provided hereunder or in a separate plan, program, arrangement or agreement, any remaining payments due after the Executive’s death shall be made to the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, to the Executive’s estate.

23. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

24. Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment and Date of Termination will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

25. Entire Agreement. Except as provided in the next sentence, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement including, without limitation, agreements in effect immediately prior to the Merger. It is specifically agreed and acknowledged that exercisability of stock options and vesting of restricted stock, benefits or other rights on account of the Merger’s being a “change of control” (as defined in any applicable plan or agreement providing for rights upon the occurrence of a change of control) in plans or agreements other than those designated as severance, separation, change of control or employment agreements shall not be superseded by this Agreement and shall operate in accordance with their terms. It is further specifically agreed and acknowledged that, except as provided herein, the Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or with the Employer or the Company for any cessation of employment occurring while this Agreement is in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

VIRGINIA FINANCIAL GROUP, INC.

By: Taylor E. Gore
Its: Chairman of the Board of Directors

/s/ Taylor E. Gore
Taylor E. Gore

Address:
1807 Seminole Trail
Charlottesville, VA 22901

/s/ O. R. Barham, Jr.
O. R. Barham, Jr.
“EXECUTIVE”

Address:
1807 Seminole Trail
Charlottesville, VA 22901